Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
February 23, 2018	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF MERGER WITH SOUTHERN MISSOURI BANCSHARES, INC.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (NASDAQ: SMBC, "SMBC"), of Poplar Bluff, Missouri, the parent corporation of Southern Bank announced that its merger with Southern Missouri Bancshares, Inc. ("Bancshares"), Marshfield, Missouri, and its subsidiary, Southern Missouri Bank of Marshfield, was completed today.

SMBC is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 40 facilities in southern Missouri, southern Illinois and northern Arkansas. Southern Missouri Bank of Marshfield operates its main office and a drive thru location in Marshfield, Missouri. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, "We are happy to add Marshfield to the communities we serve in southwest Missouri. We have been familiar with the market and serving customers in the area for some time, and we have key personnel who are very familiar with this part of the Springfield, Missouri, Metropolitan Statistical Area (MSA), and we believe this acquisition will be very helpful to our continued solid growth in that market."

Kent Hyde, Chairman of the Board of Southern Missouri Bank of Marshfield, added, "We are excited about the opportunities our partnership with Southern Bank creates, especially for our customers and community. While it brings some emotion for us, as we started this bank literally from the ground up, have had great employees, and have been served by an excellent board of directors, we know Southern Bank will carry our values forward."

As a result of the merger, each share of Bancshares held immediately prior to closing is being exchanged for $98.05 in cash, plus 9.2498 shares of SMBC common stock.

At December 31, 2017, Bancshares reported total consolidated assets of $86.7 million, loans, net, of $68.4 million, and deposits of $70.1 million. On a pro forma basis, the combined entity will hold assets of approximately $1.9 billion, including loans, net, of $1.5 billion, and deposits of $1.6 billion. The transaction is expected to be nominally accretive to earnings per share beginning in calendar year 2019. Tangible book value per common share is expected to be diluted by a nominal amount at closing, with a projected earnback period of approximately one year, based on the crossover method.

Lowther Johnson Attorneys at Law LLC served as legal advisor to Southern Bancshares, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, expected cost savings, synergies and other benefits from Southern Missouri's merger and acquisition activities, including this acquisition might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

No Offer or Solicitation:

This press release is being provided for informational purposes only and does not constitute (i) an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities, (ii) an offer to exchange any securities or (iii) the solicitation of any vote for approval of any transaction. There shall not be any offer, solicitation, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation, sale, or exchange is not permitted.